Exhibit 18

June 29, 2006

Board of Directors

Carnival Corporation                    Carnival plc
3655 NW 87th Avenue                     Carnival House, 5 Gainsford Street
Miami, FL 33178                         London SE1 2NE, United Kingdom

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your joint Quarterly Report on Form 10-Q ("Form 10-Q") filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of Carnival Corporation & plc's Form 10-Q for the period ended May 31, 2006. Note 2 therein describes a change in accounting principle from recording dry-dock costs under the deferral method to the direct expense method. It should be understood that the preferability of one acceptable method of accounting over another for the accounting for dry-dock costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in Carnival Corporation & plc's circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections".

We have not audited any financial statements of Carnival Corporation & plc as of any date or for any period subsequent to November 30, 2005. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/S/PricewaterhouseCoopers
PricewaterhouseCoopers LLP